CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 17th day of February, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is engaged in the business of the purchase and sale of works of art. Seller is acting as agent on behalf of the sole legal and beneficial owner ("***Owner***") of the work of art described in the Invoice on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Six Million, Five Hundred Thousand U.S. Dollars (USD $6,500,000) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The Purchase Price shall be paid as follows: (i) a non-refundable deposit in the amount of One Million U.S. Dollars (USD $1,000,000) (the "***First Installment***") shall be paid within three (3) business days of the receipt and review of the Condition Report (as detailed in Section 3.1.6 below), and (ii) the remaining Five Million, Five Hundred Thousand U.S. Dollars (USD $5,500,000) (the "***Final Installment***") shall be paid no later than ninety (90) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work at the [***] Storage Location (as defined in section 4.1 below) to confirm the Work is in satisfactory condition. Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Nathan Krasnick on behalf of Buyer and [***] on behalf of Seller prior to payment to Seller.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit B to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual, threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work, and shall provide to Agent a certificate of authenticity from the artist for the Work, if applicable.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer any at all relevant times up to and including the Closing Date (as defined in Section 2 above), in satisfactory condition, based on the sole determination of Agent. Agent on behalf of Buyer shall be entitled to inspect the Work on or prior to the Closing Date to confirm the Work is in acceptable condition and to prepare a condition report (the "Condition Report"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in acceptable condition at the time of inspection (as defined in section 9 below), or not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole discretion.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations of the United States or any other country.

3.2. Seller, on behalf of itself and Owner, does hereby agree to indemnify, defend and hold Agent and Buyer free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Agent or Buyer as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Agent or Buyer arising by reason of, or in connection with, the breach or alleged breach by Seller or Owner of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty by Seller or Owner contained in this Purchase Agreement.

3.3. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to Agent and Buyer's obligations that Seller's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7 below), the Work shall be stored in the Seller's account at [***] (the "[***] Storage Location"). Seller shall not otherwise relocate the Work without notice to Agent.

4.2. Seller agrees to ensure that an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location.

Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. <u>INSURANCE</u>. Seller shall arrange and pay for the Work to be insured under Seller's blanket fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the full Purchase Price. From and after the date of payment of the First Installment, Buyer shall be named as an additional insured and a "loss payee" on such policy in the amount of its deposit and Seller will issue an insurance certificate which delineates the First Installment in the name of Agent as well as the work being fully insured at Seller's cost for the duration of the Purchase Agreement until the Closing Date. On or before the date of payment of the First Installment, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage and naming Buyer as an additional insured and loss payee.

6. <u>TITLE</u>. On the Closing Date, Seller, on behalf of Owner, hereby transfers to Buyer good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller or Owner. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder. For a period of one (1) year hereafter, Seller hereby agrees that it will not knowingly, directly or indirectly, offer, sell or agree to sell any artwork to any person other than Agent that, directly or indirectly, intends to offer fractional investment in the artwork through a sale of tokens or securities.

7. <u>DELIVERY AND EXPENSES</u>.

7.1. Within five (5) business days of the First Installment, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers to UOVO Delaware, 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***"). Within five (5) business days of the Closing Date, Seller shall transfer the Work to Agent's account at the Delivery Location.

7.2. Seller shall be responsible for arranging packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until the Closing Date. Agent agrees to reimburse Seller for all third-party costs and expenses relating to packing and shipping the Work from its [***] Storage Location to the Delivery Location pursuant to this Purchase Agreement and shall pay for storage at the Delivery Location, provided that Agent shall be notified in writing of fine art shippers and the amount of such all storage, shipping and packing costs prior to incurrence.

8. <u>THIRD-PARTY COMMISSIONS</u>. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby, if applicable, and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. <u>INSPECTION.</u> During the week of February 14, 2022 or, if such inspection is impracticable, on another date mutually agreed upon, Buyer shall be entitled to inspect the Work at the [***] Storage Location (the "***Inspection***") and prepare the Condition Report. When the Work is delivered to the Delivery Location, UOVO shall be entitled to inspect the Work to confirm the condition of the Work matches the condition reflected in the Condition Report.

10. <u>SECURITY INTEREST</u>. Seller grants Buyer a security interest in all right, title and interest in and to the Work, all documents related thereto, and any amount that compensates or indemnifies for the loss, theft or damage to the Work from the Effective Date and until the Work is delivered to and accepted by Buyer at the Delivery Location. In the event of any default under this Agreement by Seller, Buyer, to the extent of Buyer's security interest in and to the

Work at such time of default, shall have the rights of a secured party under Article 9 of the New York Uniform Commercial Code.

11. <u>TERMINATION WITH CAUSE.</u> In the event of: (i) a breach or alleged breach of this Purchase Agreement by Seller; or (ii) the falsity or material inaccuracy, actual or alleged, of any of Seller's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation by Seller or from facts or events occurring before or after the Effective Date and whether or not such facts or facts were caused by Seller or under Seller's control), (x) Buyer shall have the right to terminate this Purchase Agreement, and Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement, and (y) if such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 11, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

12. <u>MISCELLANEOUS</u>. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent or Buyer. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

____

By:
Its:

AGENT:

Masterworks Gallery, LLC

____
By: Masha Golovina
Its: Head of Acquisitions

[Signature Page to Art Purchase Agreement]

EXHIBIT A

INVOICE

(Attached)

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

[***]

Invoice No.

Purchaser:
Masterworks Gallery, LLC as agent for Masterworks Cayman SPC
acting on behalf of its Gallery Segregated Portfolio
225 Liberty Street, 29th Floor, New York, NY, 10281
United States

Invoice

February 17, 2022

For the acquisition of following artwork (the "Work"):

Yoshitomo NARA
No Hopeless
Acrylic, paper, and tape on canvas
46×35 7⁄8in.(116.8×90.9cm.)
2007



Total Amount Due : US$ 6,500,000.00

Terms as per "ART PURCHASE AGREEMENT" between [***] and Masterworks Gallery, LLC dated February 17, 2022

Account Payable:

Beneficiary Name: [***]
Bank Name:
Bank Address:
Account Number:
SWIFT:

[***]

EXHIBIT B

BILL OF SALE

Dated: ________________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")
Artist: Title: Medium: Size: Date:	Yoshitomo Nara	(the "Work")
NY Sales Tax: Purchase Price:	None Withheld; Delaware Delivery USD $6,500,000	

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated February 17, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
By:
Its: